UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 30, 2004

Encore Medical Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26538	65-0572565
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9800 Metric Blvd., Austin, TX		78758
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	(512) 832-9500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

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Item 1.01. Entry into a Material Definitive Agreement.

Encore Medical Corporation (the "Company") entered into an employment agreement with William W. Burke on August 30, 2004, which was the first day of Mr. Burke's employment as Executive Vice President and Chief Financial Officer of the Company. The Company issued a press release announcing his appointment on July 2, 2004 and filed the press release with the Company's Current Report on Form 8-K on July 7, 2004.

Pursuant to the employment agreement, which has a term ending on December 31, 2006, Mr. Burke is entitled to:

• a base salary of $240,000, payable in accordance with the normal payroll procedures of the Company;
• a guaranteed bonus for fiscal year 2004 of $70,000 to be paid at such time as is determined by the Compensation Committee of the Company to be the time payable for all senior management bonuses due for 2004;
• $75,000 to assist with relocation expenses;
• participation in all benefit programs made available by the Company to all of its executive officers; and
• a severance payment of one year's salary and the amount of the prior fiscal year's bonus upon certain termination events.

The employment agreement further provides for a one year non-compete restriction following termination.

As additional inducement for employment with the Company, the Company granted to Mr. Burke, under the Company's 1996 Incentive Stock Plan, an option to purchase 200,000 shares of common stock of the Company at an exercise price of $4.37 per share, which was the closing price on August 30, 2004. Thirty thousand of the options vested immediately, and the remaining 170,000 options vest in three equal annual installments commencing on the first anniversary of the date of grant. Any unexercised options expire ten years from the date of grant.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1 – Employment Agreement by and between Encore Medical Corporation and William W. Burke, dated August 30, 2004

The information in this Form 8-K and Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any such filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encore Medical Corporation (Registrant)

September 3, 2004	By:	Harry L. Zimmerman

Name: Harry L. Zimmerman
Title: Executive Vice President -- General Counsel

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Exhibit Index

Exhibit No.	Description

EX-99	Employment Agreement by and between Encore Medical Corporation and William W. Burke, dated August 30, 2004